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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  FORM 8-K/A
                                Amendment No. 1

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): December 31, 1997



                             TERRA INDUSTRIES INC.
            (Exact name of registrant as specified in its charter)



           Maryland                        1-8520                52-1145429
(State or other jurisdiction of       (Commission File        (I.R.S. Employer
incorporation or organization)            Number)            Identification No.)


              Terra Centre
           600 Fourth Street
             P.O. Box 6000
            Sioux City, Iowa                                       51102-6000
(Address of principal executive offices)                           (Zip Code)


      Registrant's telephone number, including area code:  (712) 277-1340

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     Reference is made to the Current Report on Form 8-K dated November 20, 1997 filed by Terra Industries Inc. There is hereby added to such Form 8-K an Item 2 and an Item 7 as follows:

ITEM 2.   Acquisition or Disposition of Assets.

     Terra Industries Inc. ("Terra"), through its indirect, wholly owned subsidiary Terra Nitrogen (U.K.) Limited ("Terra Nitrogen UK"), acquired on December 31, 1997 the United Kingdom nitrogen fertilizer business (the "Business") of Imperial Chemical Industries plc ("ICI"). The Business, which had 1996 revenues of about $350 million, employs nearly 600 people at two manufacturing facilities located in Billingham (northeastern England) and Severnside (southwestern England) and at an office in Wilton. Combined annual production capacity for the facilities is approximately 740,000 metric tons of ammonia. Most of the ammonia is upgraded into nitric acid and ammonium nitrate, which upgrade facilities have annual production capacity of 1.2 million metric tons and 1.1 million metric tons, respectively. Additionally, 600,000 metric tons of annual carbon dioxide capacity is included in the Business. The output from these facilities is expected to continue to be marketed by Terra Nitrogen UK to agricultural and industrial users in the UK and to be exported to western Europe.

     The purchase price for the Business was (Pounds)200 million (or approximately $340 million). ICI retains liabilities relating to the Business. In a separate transaction, ICI is paying Terra (Pounds)8 million for an ammonium nitrate hedge agreement covering, under certain conditions, 500,000 metric tons per year for five years. Terra's payments, if any, under the hedge agreement cannot exceed (Pounds)58 million over the five-year period. As a result of making any such payments, Terra will not benefit fully from the U.K. price of ammonium nitrate over certain threshholds during the term of this hedge agreement. In addition, various implementation agreements have been entered into by the parties to provide services and materials to one another in connection with the Business and ICI's other businesses located nearby.

     Terra funded the acquisition with $125 million from a five year term loan provided by a bank group led by Citibank and secured by the assets of the Terra International (Canada) Inc. subsidiary, $175 million as part of the sale by Terra of a $225 million minority preferred limited partnership interest in its Beaumont Methanol, Limited Partnership subsidiary, and the balance with available cash.

ITEM 7.   Financial Statements and Exhibits.

(a), (b) Financial Statements of Businesses Acquired and Pro Forma Financial Information.

     It is impracticable to provide the historical and pro forma financial statements for the Business, required by Item 7 of Form 8-K, by the date on which the report on Form 8-K relating to the above-described acquisition would be required to be filed under the Securities
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Exchange Act of 1934. Such financial statements will be filed with the
Securities and Exchange Commission as soon as practicable, but not later than 60 days after January 15, 1998, the date on which such report on Form 8-K would be required to be filed.

(c)  Exhibits.

      2 Sale of Business Agreement dated November 20, 1997 between ICI Chemicals & Polymers Limited, Imperial Chemical Industries, Terra Nitrogen (U.K.) Limited (f/k/a Terra Industries Limited) and Terra Industries Inc.

      4 Amended and Restated Credit Agreement dated December 31, 1997 among Terra Capital, Inc., Terra Nitrogren, Limited Partnership, Certain Guarantors, Certain Lenders, Certain Issuing Banks and Citibank, N.A. (without exhibits or schedules).

     99 Ammonium Nitrate Hedge Agreement dated December 31, 1997 between Terra International (Canada) Inc. and ICI Chemicals & Polymers Limited.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    TERRA INDUSTRIES INC.



                              By:  /s/ George H. Valentine
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                                   George H. Valentine
                                   Senior Vice President, General Counsel
                                     and Corporate Secretary


Date:  January 14, 1998

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